MANAGEMENT AND
                          INVESTMENT ADVISORY AGREEMENT


     This Agreement dated December 29, 2006 is between THE WEITZ FUNDS, a Delaware statutory trust (hereinafter called "Trust") and WALLACE R. WEITZ & COMPANY, a Nebraska corporation (hereinafter called "Adviser");

     In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.   Appointment of Investment Adviser

     The Trust hereby appoints the Adviser to manage the investment and reinvestment of assets of the Weitz Nebraska Tax-Free Income Fund (the "Fund") and to administer its affairs, subject to the supervision of the Board of Trustees of the Trust for the period and on the terms set forth herein. The Adviser hereby accepts such appointment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Adviser shall not be liable to the Trust for any act or omission by the Adviser or for any losses sustained by the Trust or its shareholders except in the case of willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The federal and state securities laws and other laws may impose liability under certain circumstances on persons who act in good faith, and therefore, nothing in this Agreement will waive or limit any rights the client may have under such laws.

     2.   Duties and Expenses of Adviser and Trust

     (a) The Trust shall, at all times, inform Adviser as to the securities held by it, the funds available or to become available for investment by it, and otherwise as to the condition of its affairs.

     (b) Adviser shall furnish to the Trust, at the regular executive offices of the Trust, advice and recommendations with respect to the purchase and sale of securities and investments and the making

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of commitments and shall place at the disposal of the Trust such statistical, research, analytical and technical services, information and reports as may reasonably be required; shall furnish the Trust with office facilities in the offices of the Adviser, including space, furniture and equipment and supplies; and with administrative, clerical and bookkeeping personnel; and in general shall superintend the affairs of the Trust, subject to the supervision of the Board of Trustees of the Trust. The Adviser shall also pay or reimburse the Trust for the compensation, if any, of the officers of the Trust.

     The officers of the Trust or the Adviser shall use their best efforts to obtain the most favorable execution available from brokers or dealers in purchasing and selling securities. In so doing, such officers may consider such factors which they may deem relevant to the Trust's best interest, such as price, the size of the transaction, the nature of the market for the security, the amount of commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker-dealer involved and the quality of service rendered by the broker-dealer in other transactions. Subject to the foregoing considerations, at the Trust's expense, such officers may place orders for the purchase or sale of portfolio securities with brokers or dealers who have provided research, statistical or other financial information and services to the Trust or the Adviser. Such officers shall have discretionary authority to utilize broker-dealers who have provided brokerage and research information of the type or nature referred to in Section 28(e) of the Securities Exchange Act of 1934 to the Trust or the Adviser even though it may result in the payment by the Trust of an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, providing, however, that the Trust officers have determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and

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research services provided by the broker-dealer effecting the transactions, viewed in terms of either that particular transaction or their responsibilities with respect to the accounts for which said officers exercise investment discretion.


     (c) Except as otherwise expressly provided herein, the Trust shall pay the following items:

          (1) the charges and expenses of any custodian or depository appointed by the Trust for the safekeeping of its cash, securities and other property;

          (2) the charges and expenses of auditors for the Trust;

          (3) the charges and expenses of any transfer agents and registrars appointed by the Trust;

          (4) broker's commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust or the Fund is a party;

          (5) all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies;

          (6) the cost of stock certificates representing shares of the Trust;


          (7) compensation of the trustees of the Trust (other than trustees who are officers of the Adviser), and all expenses of Trust shareholders' and trustees' meetings and of preparing, printing and mailing reports to shareholders of the Trust;

          (8) charges and expenses of legal counsel for the Trust in connection with legal matters relating to the Trust, including without limitation, legal services rendered in connection with the Trust's corporate existence, corporate and financial structure, relations with its stockholders and the issuance of securities; and

          (9) all other bookkeeping, administrative and operational costs, charges and expenses of the Trust, without limitation.

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     3.   Fees of Adviser

     For the services and facilities to be furnished by the Adviser hereunder, the Trust shall pay Adviser an annual fee, paid monthly, equal to 0.40% of the Fund's average daily net assets.

     The compensation for the period from the effective date hereof to the next succeeding last day of the month shall be prorated according to the proportion which such period bears to the full month ending on such date, and provided further that, upon any termination of this Agreement before the end of any month, such compensation for the period from the end of the last month ending prior to such termination to the date of termination, shall be prorated according to the proportion which such period bears to a full month, and shall be payable upon the date of termination. For the purpose of the Adviser's compensation, the value of the Fund's net assets shall be computed in the manner specified in its Declaration of Trust or By-Laws in connection with the determination of the net asset value of its shares.

     4.   Independent Contractor

     Adviser shall, for all purposes herein, be an independent contractor and shall have no authority to act for or represent the Trust in its investment commitments unless otherwise provided. No agreement, bid, offer, commitment, contract or other engagement entered into by Adviser whether on behalf of Adviser or whether purported to have been entered into on behalf of the Trust shall be binding upon the Trust, and all acts authorized to be done by Adviser under this Agreement shall be done by it as an independent contractor and not as agent.

     5. Non-Exclusive Services of Adviser

     Except to the extent necessary for performance of Adviser's obligations hereunder, nothing shall restrict the right of Adviser or any of its directors,

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officers, or employees who may be directors, officers or employees of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business whether of a similar or dissimilar nature or to render services of any kind to any other corporation, firm, individual or association. The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder be not impaired thereby.

     6. Effective Period and Termination of this Agreement

     This Agreement shall become effective on the effective date of the first public offering of the Fund's shares, and shall continue in effect if approved annually in accordance with the provisions of the Investment Company Act of 1940 (the "1940 Act") and the regulations promulgated under the 1940 Act.

     This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust, or by a vote of a majority of the outstanding voting securities of the Fund, in either case upon not less than sixty (60) days' written notice to Adviser, and it may be terminated by Adviser upon sixty (60) days' written notice to the Trust.

     7. Assignment of Agreement Prohibited

     This Agreement will automatically be terminated in the event of its assignment. It may not be transferred, assigned, sold, or in any manner hypothecated or pledged; nor may any new agreement become effective without the affirmative vote of a majority of those trustees of the Trust who are not parties to such Agreement or interested persons of any such party, and ratified by a vote of the majority of the outstanding voting securities of the Fund, provided that this limitation shall not prevent any minor amendments to the Agreement which may be required by federal or state regulatory bodies.

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     8. Interested Persons

     It is understood that trustees, officers, agents and stockholders of the Fund are or may be interested in the Adviser (or any successor thereof) as trustees, officers, agents, stockholders or otherwise; that trustees, officers, agents, and stockholders of the Adviser are or may be interested in the Fund as trustees, officers, agents, stockholders or otherwise; and that the Adviser (or any such successor) is or may be interested in the Trust as stockholder or otherwise.

     9. Definitions

     For the purpose of the Agreement, the terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person" shall have the respective meanings specified in the Investment Company Act of 1940 as now or hereafter in effect.

     10. Proprietary Interest of Adviser

     The parties hereto acknowledge and agree that the name "Weitz" is proprietary to and the sole and exclusive property of the Adviser. Adviser hereby licenses the use of the name "Weitz" to the Fund for a term concurrent with the term of this Agreement. From and after a date which is one hundred eighty (180) days after the termination of this Agreement, Trust shall not do business under any name containing the word "Weitz" without the prior written consent of Adviser.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                              THE WEITZ FUNDS

                               By /s/ Wallace R. Weitz
                                  --------------------------------------------
                                   President



                               Attest /s/ Mary K. Beerling
                                      ----------------------------------------
                                       Secretary



                               WALLACE R. WEITZ & COMPANY

                               By /s/ Wallace R. Weitz
                                  --------------------------------------------
                                   President



                               Attest /s/ Mary K. Beerling
                                      ----------------------------------------
                                       Assistant Secretary